UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 22, 2015

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428
(Address of principal executive offices)
(Zip Code)

(610) 832-4000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Margaret M. Loebl resigned from her position as Vice President, Chief Financial Officer and Treasurer of Quaker Chemical Corporation (“Quaker”), effective September 18, 2015.

On October 22, 2015, Mary Dean Hall, age 58, was elected by the Board of Directors as Quaker’s Vice President, Chief Financial Officer and Treasurer, effective November 30, 2015. Also on October 22, 2015, the Board of Directors elected Chairman, Chief Executive Officer and President, Michael F. Barry, age 57, as Quaker’s Interim Chief Financial Officer, effective October 22, 2015, to serve until Ms. Hall assumes her position with Quaker.

Ms. Hall will be joining Quaker from Eastman Chemical Company (“Eastman”) where since 2009 she was the Vice President and Treasurer. Prior to that role, she held various senior financial and treasury positions of increasing responsibility with Eastman since 1995. Before her career at Eastman, she held financial and banking positions with Nalco Chemical Company and various banks, including Citibank. Ms. Hall has extensive experience in relevant financial disciplines, including treasury and banking, accounting, international corporate finance, mergers and acquisitions, internal controls and compliance, and risk management. Ms. Hall earned a Bachelor of Arts in Management Science/Operations Research from the University of California, San Diego where she was Phi Beta Kappa. She also earned a Masters of Business Administration in Finance and Accounting from the University of California, Los Angeles.

Quaker and Ms. Hall entered into a Memorandum of Employment (“Agreement”), effective November 30, 2015, reflecting her compensation. Under the terms of the Agreement, her annualized base salary has been established at $350,000. She is eligible to participate in Quaker’s Global Annual Incentive Plan (“GAIP”) with target and maximum award percentages for 2015 under the GAIP of 41.25% and 75%, respectively, of her base salary, dependent upon Quaker’s financial results and personal objectives to be determined; provided, however, that for 2015 she is entitled to receive a minimum guaranteed GAIP payment of $144,375.

Ms. Hall will also participate in Quaker’s 2011 Long-Term Performance Incentive Plan. Ms. Hall’s 2016 award for the 2016-2018 performance period will include an even mix of time-based restricted stock and stock options and a cash award. The total value of the grants, at a target level, will be approximately $167,000. The amount of the cash payout will be determined by performance over the three-year period based on relative total shareholder returns against a pre-determined peer group.

Ms. Hall will also be awarded on her start date with $300,000 worth of restricted shares of Quaker common stock. These will vest over a three and one-half year period. One-quarter of the award will vest on June 1, 2016 and on each annual anniversary thereafter, until fully vested. Ms. Hall must be employed by Quaker on each vesting date to receive the respective vested shares.

Ms. Hall is entitled to receive relocation benefits of $100,000 and is also eligible to be reimbursed for up to $3,500 per calendar year for expenses incurred for financial planning and/or tax preparation.

If Ms. Hall is terminated by Quaker for any reason other than cause, she will be paid 12 months of severance at her annual base pay rate. To receive these benefits, Ms. Hall must execute a release of claims. The Agreement also contains covenants of non-disclosure and non-competition similar to those of other Quaker executive officers. In addition, Ms. Hall and Quaker entered into Quaker’s standard Change of Control Agreement for U.S.-based executives.

Mr. Barry has been Quaker’s President and Chief Executive Officer since October 2008 and Chairman of Quaker’s Board of Directors since May 2009. He has held a variety of leadership and executive positions since joining Quaker in 1998, including Senior Vice President and Managing Director–North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader–Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader–Industrial Metalworking and Coatings from January 2004 through June 2005; and Vice President and Chief Financial Officer from 1998 to August 2004. Mr. Barry currently serves as a director of Rogers Corporation. He has extensive experience in financial disciplines relevant to the role of Interim Chief Financial Officer, including accounting, finance, financial reporting and risk assessment.

A press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is included as part of this report:

Exhibit No.
99.1	Press Release of Quaker Chemical Corporation dated October 22, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION
Registrant

Date: October 22, 2015	By:	/s/ Robert T. Traub
Robert T. Traub Vice President, General Counsel and Corporate Secretary